Exhibit 5.3

June 29, 2015

CorEnergy Infrastructure Trust, Inc.
1100 Walnut, Suite 3350
Kansas City, Missouri  64106
Ladies and Gentlemen:
We have acted as special counsel to CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of up to $115,000,000 aggregate principal amount of the Company’s 7.00% Convertible Senior Notes due 2020,  convertible into shares of the Company’s common stock, $0.001 par value per share (the “Notes”), by means of a prospectus supplement dated June 23, 2015 (the “Prospectus Supplement”), which supplements the prospectus dated January 23, 2015 (such prospectus, collectively with the Prospectus Supplement, the “Prospectus”) contained in the registration statement on Form S-3, Registration No. 333-198921 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“SEC”).  Capitalized terms not defined herein shall have the meaning given them in the Prospectus or in the Registration Statement, delivered to Husch Blackwell LLP by the Company which provides certain representations relevant to this opinion.
In our capacity as counsel to the Company, and for purposes of rendering this opinion, we have examined and relied upon the following (the “Reviewed Documents”), with your consent:
(i)	the Articles of Amendment and Restatement of the Company, as amended, certified by the State Department of Assessments and Taxation of Maryland as of a recent date and a copy of the Second Amended and Restated Bylaws of the Company, as currently in effect (collectively, the “Organizational Documents”);
(ii)	a Good Standing Certificate with respect to the Company issued by the State Department of Assessments and Taxation of Maryland (the “SDAT”) dated as of a recent date;
(iii)	a copy of the Indenture dated as of June 29, 2015 (the “Base Indenture”) by and between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of June 29, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and between the Company and the Trustee, relating to the Notes;
(iv)	a copy of the form of Global Note, dated as of June 29, 2015, registered in the name of Cede & Co., as nominee of The Depositary Trust Company, representing the Securities (the “Global Note”);
(v)	resolutions adopted at meetings of the Board of Directors of the Company on September 15, 2015, June 22, 2015 and June 23, 2015, each as certified by the Secretary of the Company as of a recent date (the “Resolutions”);
(vi)	that certain Underwriting Agreement dated June 23, 2015 by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriting Agreement”);

Husch Blackwell LLP

June 29, 2015

(vii)	the Registration Statement and the Prospectus;
(viii)	a certificate executed by an officer of the Company addressed to Husch Blackwell LLP dated June 29, 2015;
(ix)	the additional certificates and documents delivered on June 29, 2015 at the closing of the sale of the Notes pursuant to the Underwriting Agreement; and
(x)	such other documents provided by the Company as we have considered relevant to our analysis.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and the enforceability of all documents submitted to us against parties other than the Company. We have assumed that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and certificates of public officials, without independent verification of their accuracy.

Further, our opinion is based on the assumptions that:
(i)	the Company is operated, and will continue to be operated, in the manner described in the Reviewed Documents;
(ii)	all statements of fact contained in the Reviewed Documents are true and complete in all material respects; and
(iii)	any statement made in any of the Reviewed Documents referred to herein “to the knowledge of” or “to the best of the knowledge of” any person or party or similarly qualified is correct without such qualification.
On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications set forth in this opinion, we are of the opinion that:
1.	The Indenture has been duly authorized, executed and, so far as known to us, delivered by the Company, and the issuance of the Notes has been duly authorized by the Company. In rendering the opinions set forth in this paragraph, we are, with your consent, relying solely upon the opinion of Venable LLP, Maryland counsel to the Company, of even date herewith, and the opinions set forth in this paragraph are subject to the same assumptions, limitations and qualifications as set forth therein.

Husch Blackwell LLP

June 29, 2015

2.	Upon the issuance and sale of the Notes as described in the Prospectus, and when the Global Note has been executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes evidenced by the Global Note will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Share or Depositary Share, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

We are opining herein solely as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the Maryland General Corporation Law and the internal laws of the State of Maryland are addressed in the opinion of Venable LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Indenture and the Notes. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Husch Blackwell LLP

June 29, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell LLP under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Commission relating thereto.

Very truly yours,

Husch Blackwell LLP

/s/ Husch Blackwell LLP

Husch Blackwell LLP